                                                Filed Pursuant to Rule 424(B)(3)
                                            Registration Statement No. 333-59154


PROSPECTUS

                           MERCANTILE BANK CORPORATION

                         446,600 SHARES OF COMMON STOCK

         Certain shareholders of Mercantile Bank Corporation ("Mercantile") are offering for sale from time to time up to 446,600 shares of our common stock under this prospectus. These shares were purchased by the selling shareholders from Mercantile in a private placement in March of 2001. The selling shareholders may offer the shares:

         -    to or through one or more underwriters,

         -    directly to purchasers,

         -    on the Nasdaq National Market in typical brokerage transactions,

         -    in negotiated transactions, or otherwise.

         The selling shareholders may sell the shares of common stock covered by this prospectus:

         -    at market prices prevailing at the time of sale,

         -    at prices related to the then-prevailing market price, or

         -    at negotiated prices.

         Mercantile will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. No minimum purchase is required and no arrangement has been made to have funds received by the selling shareholders or any registered representatives placed in an escrow, trust or similar account or arrangement.

         Mercantile's common stock is traded on the Nasdaq National Market under the symbol "MBWM." On April 16, 2001, the closing price for the common stock as reported on Nasdaq was $15.90 per share.

         YOU SHOULD CONSIDER, AMONG OTHER THINGS, THE INFORMATION SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

         THE SHARES OF COMMON STOCK THAT ARE BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is April 27, 2001

                                TABLE OF CONTENTS

                                                                                                       PAGE
About This Prospectus....................................................................................2

Forward-Looking Statements...............................................................................2

Mercantile Bank Corporation..............................................................................3

Risk Factors.............................................................................................4

Use Of Proceeds..........................................................................................7

Selling Shareholders.....................................................................................7

Plan Of Distribution.....................................................................................8

Transfer Agent..........................................................................................10

Legal Matters...........................................................................................10

Experts.................................................................................................10

Recent Events...........................................................................................10

Where You Can Find More Information.....................................................................10


                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission; it provides you with a general description of the securities offered. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

         Certain statements contained in or incorporated by reference into this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements from the use of the words may, will, estimate, project, believe, intend, anticipate, expect and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause actual results to differ materially include the risks and uncertainties discussed in the "Risk Factors" section as well as continued success of Mercantile's business strategy, general economic conditions, economic conditions in the Grand Rapids area particularly and western Michigan generally, the ability and willingness of borrowers to repay loans, the monetary policy of the Federal Reserve, changes in interest rates, inflation, and changes in the state and federal regulations applicable to Mercantile operations.

                           MERCANTILE BANK CORPORATION

         Mercantile is a single bank holding company headquartered in Grand Rapids, Michigan. Mercantile owns Mercantile Bank of West Michigan (the "Bank") and conducts business primarily in the Kent and Ottawa counties of western Michigan.

         Mercantile has a strong commitment to community banking and offers a wide range of financial products and services, primarily for small- to medium-sized businesses. The Bank's lending strategy emphasizes commercial lending. The Bank also provides services and makes residential and consumer loans to individuals. Mercantile offers a broad array of deposit products, including checking, savings, and money market accounts, business checking, direct deposits and certificates of deposit.

         Mercantile has grown significantly since the Bank opened in December 1997. Mercantile first posted a profit in the third quarter of 1998, nine months after the Bank opened. At December 31, 2000, Mercantile had total assets of $512.7 million, total loans of $429.8 million (including $389 million of commercial loans), total deposits of $425.7 million (including wholesale deposits of $299 million), and shareholders' equity of $31.9 million. For the twelve months ended December 31, 2000, Mercantile recorded net income of $2.8 million, or $1.07 diluted earnings per share.

         While Mercantile has grown rapidly, management has placed an emphasis on building a quality loan portfolio focusing on prudent lending and adequate reserves. The allowance for loan losses is maintained at a level management feels is adequate to absorb losses inherent in the loan portfolio, an evaluation that is primarily based upon a review of Mercantile's and the banking industry's historical loan experience, known and inherent risks contained in the loan portfolio, composition and growth of the loan portfolio, and current and projected economic factors. Mercantile has been successful in attracting local deposits ("core deposits") and has implemented strategies to acquire wholesale deposits to provide additional funding for the high level of loan demand Mercantile has experienced.

         MARKET AREA

         Mercantile's market area for loans and core deposits is the Kent and Ottawa counties of western Michigan, which includes the City of Grand Rapids, the second largest city in the State of Michigan. Kent County has a diverse economy based primarily on manufacturing, retail and service businesses. Mercantile obtains wholesale deposits throughout the country using primarily deposit brokers.

         BUSINESS STRATEGY

         Mercantile's business strategy focuses on:

         - recruiting and retaining highly-qualified people;

         - commercial lending in western Michigan;

         - using a combination of local deposits and wholesale funding to meet loan growth;

         - taking advantage of industry consolidation;

         - community banking; and

         - using alternative delivery channels.

         Mercantile's principal executive offices are located at 216 North Division Avenue, Grand Rapids, Michigan 49503. Its telephone number is (616) 242-9000.


                                  RISK FACTORS

         Investing in our common stock involves risks. The discussion below describes the most significant risk factors related to the offering. You should carefully consider these risks and uncertainties before deciding to invest in our common stock. If any of these risks or uncertainties actually occur, our business could be adversely affected. In that event, the trading price of our common stock could decline and you could lose all or a part of your investment. This prospectus and the information incorporated into it by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those described below and elsewhere in the documents incorporated by reference in this prospectus.


         IF ECONOMIC CONDITIONS IN GENERAL AND IN MERCANTILE'S PRIMARY MARKET AREA DETERIORATE, MERCANTILE'S REVENUES AND EARNINGS COULD DECREASE.

         Mercantile's financial results may be adversely affected by changes in prevailing economic conditions, including declines in real estate values, rapid changes in interest rates, adverse employment conditions and the monetary and fiscal policies of the federal government. Although economic conditions in Mercantile's primary market area are good and have aided its recent growth, there is no assurance that these conditions will continue. In addition, substantially all of the loans made by the Bank are to individuals and businesses in western Michigan, and any decline in the economy of this area could have an adverse impact on Mercantile. There is no assurance that positive trends or developments discussed in this prospectus will continue or that negative trends or developments will not have a significant adverse effect on Mercantile.

         GROWTH AND EXPANSION MAY BE LIMITED BY MANY FACTORS.

         Mercantile has pursued and intends to continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk and interest rate levels without corresponding increases in non-interest expenses. There can be no assurance that Mercantile will be successful in continuing its growth strategies due to delays and other impediments resulting from regulatory oversight, limited availability of qualified personnel, unavailability of branch sites or poor site selection of bank branches. In addition, the success of Mercantile's growth strategy will depend on maintaining sufficient regulatory capital levels and on continued favorable economic conditions in Mercantile's market area.

         IF BORROWERS DO NOT REPAY LOANS IT WILL ADVERSELY AFFECT MERCANTILE.

         Some borrowers may not repay loans that the Bank makes to them. This risk is inherent in the commercial banking business. If a significant amount of loans are not repaid, it would have an adverse effect on Mercantile's earnings and overall financial condition, and could cause the insolvency of Mercantile.

         Like all financial institutions, the Bank maintains an allowance for loan losses to provide for loan defaults and nonperformance. The allowance for loan losses is maintained at a level management feels is adequate to absorb losses inherent in the loan portfolio, an evaluation that is primarily based upon a review of the Bank's and the banking industry's historical loan loss experience, known and inherent risks contained in the loan portfolio, composition, and growth of the loan portfolio, and current and projected economic factors. However, the Bank's allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses may adversely affect Mercantile's earnings.

         A DECREASE IN INTEREST RATE SPREADS MAY DECREASE MERCANTILE'S PROFITS.

         Mercantile's profitability is in part a function of the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities. A decrease in interest rate spreads would have a negative effect on the net interest income and profitability of Mercantile, and there is no assurance that a decrease will not occur. Although management believes that the maturities of Mercantile's assets are moderately balanced in relation to maturities of liabilities, this balance involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities.

         DECLINE IN AVAILABILITY OF OUT-OF-AREA DEPOSITS COULD CAUSE LIQUIDITY OR INTEREST RATE MARGIN CONCERNS, OR LIMIT MERCANTILE'S GROWTH

         Mercantile has utilized out-of-area ("wholesale") deposits to support asset growth as these are generally a lower cost source of funds when compared to the interest rates that would have to be offered in the local market to generate a commensurate level of funds. In addition, the overhead costs associated with the wholesale deposits are considerably less than the overhead costs that would be incurred to administer a similar level of local deposits. A reduction in the availability of such deposits would likely cause Mercantile to fund growth with more costly funding sources which could reduce the net interest margin, limit growth, reduce asset size, or increase overhead costs.

         THE BANKING BUSINESS IN MERCANTILE'S MARKET AREA IS HIGHLY COMPETITIVE.

         Mercantile and the Bank face strong competition for deposits, loans and other financial services from numerous banks, savings banks, thrifts, credit unions and other financial institutions as well as other entities which provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, insurance companies, mutual funds, and other lending sources and investment alternatives. Some of the financial institutions and financial services organizations with which the Bank competes are not subject to the same degree of regulation as the Bank. Many of the financial institutions and financial services organizations aggressively compete for business in the Bank's market area. Most of these competitors have been in business for many years, have customer bases, deposits and lending limits that are substantially larger than those of the Bank, and are able to offer certain services that the Bank does not currently provide, including branch networks, trust services and international banking services. In addition, most of these entities have greater capital resources than the Bank, which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than could the Bank. This competition may limit Mercantile's growth or earnings. Additionally, interstate branching and banking increases competition from out-of-state banks.

         THE FUTURE SALES OF OUR COMMON STOCK OR OTHER SECURITIES MAY DILUTE THE VALUE OF THE COMMON STOCK.

         The board of directors has the authority, without action or vote of the shareholders, to issue all or part of any authorized but unissued shares of common stock, including shares authorized but unissued under Mercantile's stock option plans. In the future, we may issue additional securities, through public or private offerings, in order to raise additional capital to support our growth. Any such issuance will dilute the percentage of ownership interest of shareholders and may dilute the per share book value of the common stock. In addition, option holders may exercise their options at a time when we would otherwise be able to obtain additional equity capital on more favorable terms.

         The sale, or availability for sale, of a substantial number of shares of common stock in the public market as a result of or following this offering could adversely affect the common stock's market and could impair our ability to raise additional capital through the sale of equity securities.

         MERCANTILE IS DEPENDENT ON KEY PERSONNEL.

         Mercantile is dependent on the continued services of Gerald R. Johnson, Jr. and Michael H. Price, the two senior executive officers of Mercantile who have provided vision and leadership since its organization. The loss of either of these officers could have an adverse affect on Mercantile's growth and performance. Mercantile and the Bank have entered into employment contracts with Mr. Johnson and Mr. Price that provide for their employment. The contracts provide for a three year employment period that is extended for an additional year each year unless any of the parties to the contract give notice to the others that the contract should not be extended. Mercantile presently maintains policies of key man life insurance on the lives of Mr. Johnson and Mr. Price in the amount of $1 million each.

         GOVERNMENT REGULATIONS IMPOSE LIMITATIONS AND MAY RESULT IN HIGHER OPERATING COSTS AND COMPETITIVE DISADVANTAGES FOR MERCANTILE.

         Mercantile and the Bank are subject to extensive state and federal government supervision and regulation that is intended primarily to protect depositors and the Federal Deposit Insurance Corporation's Bank Insurance Fund, rather than investors. Existing state and federal banking laws subject the Bank to substantial limitations with respect to loans, the purchase of securities, the payment of dividends and many other aspects of its banking business. Some of the banking laws may benefit the Bank, others may increase the cost of doing business or otherwise adversely affect the Bank and create competitive advantages for non-bank competitors. There can be no assurance that future legislation or government policy will not adversely affect the banking industry or the operations of the Bank. Federal economic and monetary policy may affect the Bank's ability to attract deposits, make loans and achieve satisfactory interest spreads.

         MERCANTILE WILL NEED TO APPLY NEW TECHNOLOGY TO SERVICE ITS CUSTOMERS.

         The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Mercantile's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources to invest in technological improvements. Technology may permit competitors to perform certain functions at a lower cost than the Bank. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing the products and services to its customers.

                                 USE OF PROCEEDS

         The selling shareholders will not pay any of the proceeds from the sale of the shares of common stock to Mercantile. We expect to incur expenses in connection with this offering in the amount of approximately $30,000 for registration, legal, accounting and miscellaneous fees and expenses. We will not pay for expenses such as commissions and discounts of brokers, dealers or agents or the fees and expenses of counsel, if any, for the selling shareholders. See "Selling Shareholders" and "Plan of Distribution."


                              SELLING SHAREHOLDERS

         This prospectus relates to the offer and sale from time to time by the selling shareholders named in this prospectus of up to 446,600 shares of common stock. The selling shareholders purchased these shares in March 2001 directly from Mercantile in a private placement transaction. Because the issuance of shares in that transaction was not registered with the SEC, the selling shareholders have "restricted stock."

         We are registering the shares to enable the selling shareholders to resell the shares in the public market from time to time or on a delayed basis and to permit secondary trading of the shares after they are sold by the selling shareholders. We are paying for the registration of the securities but will not pay for the fees and expenses of the selling shareholders, their attorneys or other representatives, nor any selling commissions, brokerage fees or underwriting discounts, related to any resale of the shares. See "Use of Proceeds" and "Plan of Distribution." We have agreed to provide indemnification for the selling shareholders, and underwriters of shares sold by the selling shareholders who are reasonably acceptable to us, and their respective officers, directors and controlling persons, against certain liabilities and expenses arising under the securities laws in connection with this offering; provided that the selling shareholders and any such underwriters provide customary indemnification to us for information that they provide for inclusion in this prospectus or the registration statement of which it is a part.

         The following table sets forth, to the best of our knowledge, information concerning the selling shareholders, the number of shares to be offered and sold by the selling shareholders and the amount of common stock that will be owned by the selling shareholders following the offering (assuming sale of all shares of common stock being offered) by the selling shareholders.

                                     Ownership of               Number of Shares of         Ownership of
                                     Common Stock Prior         Common Stock to be          Common Stock After
Selling Shareholder                  to Offering                Offered                     Offering
-------------------                  ----------------           ------------------          ------------------
Boston Safe Deposit and                          0                      80,000                          0
Trust Company, solely in
its capacity as Trustee
for the Kodak Income Plan
Trust, and not in its
individual capacity
(Boston & Co.)

Investors of America LP                          0                     125,000                          0

Malta Partners Fund, L.P.                        0                       5,000                          0

Malta Partners II Fund,                          0                      21,000                          0
L.P.

Malta Hedge Fund, L.P.                           0                       5,000                          0

Malta Hedge II Fund, L.P.                        0                      58,000                          0

Malta Offshore Fund, L.P.                        0                      16,000                          0

Mobank & Company                                 0                      66,600                          0
(nominee) on behalf of
Monroe Bank & Trust, as
trustee

SuNOVA Partners, L.P.                       32,208                      50,000                     32,208

SuNOVA Offshore, Ltd.                        9,765                      20,000                      9,765

                              PLAN OF DISTRIBUTION

         The common stock covered by this prospectus may be offered and sold from time to time by the selling shareholders. As used in this prospectus, "selling shareholders" includes those individuals or entities who may have had shares of common stock given or transferred to them by a named selling shareholder after the date of this prospectus and any individuals or entities who may have shares of common stock pledged to them as collateral by a named selling shareholder after the date of this prospectus. See "Selling Shareholders." The shares of common stock covered by this prospectus may be sold by the selling shareholders in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of common stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this prospectus, including resale to another broker or dealer; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; (e) through put or call transactions; (f) through short sales of the offered shares; and (g) through underwritten transactions or otherwise. The period of distribution of these shares of common stock may occur over an extended period of time. This offering is expected to terminate in April of 2003, or at such earlier time as all shares offered have been sold.

         The selling shareholders may effect such transactions by selling the shares of common stock directly to purchasers or to or through a broker or dealer, who may act as an agent or principal. Such broker or dealer may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker or dealer may act as agent or to whom he sells as principal, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). We know of no existing arrangements between any selling stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

         The selling shareholders will not pay any of the proceeds from the sale of the shares of common stock to us. We expect to incur expenses in connection with this offering in the amount of approximately $30,000 for registration, legal, accounting and miscellaneous fees and expenses. The selling shareholders will be solely responsible for commissions and discounts of brokers, dealers or agents, other selling expenses and the fees and expenses of their own counsel related to registration and resale of their shares, if any, none of which expenses will be borne by Mercantile.

         In offering the securities, the selling shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales, and any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         We intend to advise the selling shareholders that while they are selling the securities, they (1) are required to comply with Regulation M under the Securities Exchange Act of 1934 (as described in more detail below), (2) may not engage in any stabilization activity, except as permitted under the Exchange Act, (3) are required to furnish each broker-dealer (who may offer this common stock) copies of this prospectus, and (4) may not bid for or purchase any securities of Mercantile or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

         Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

                                 TRANSFER AGENT

         The transfer agent for our common stock is State Street Bank & Trust Company, c/o EquiServe, 150 Royal Street, Canton, Massachusetts 02021.


                                  LEGAL MATTERS

         Certain legal matters relating to the common stock offered by this prospectus have been passed upon for us by Dickinson Wright PLLC, Detroit, Michigan. As of April 1, 2001, members of the firm who perform services for Mercantile owned approximately 8,715 shares of common stock of Mercantile.

                                     EXPERTS

         The consolidated financial statements of Mercantile and its subsidiaries incorporated in this prospectus by reference to Mercantile's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Crowe Chizek and Company LLP, independent certified public accountants, as stated in their report. Their report has been incorporated into this prospectus by reference in reliance on the authority of the firm as experts in auditing and accounting.

                                  RECENT EVENTS

         On March 22, 2001, Mercantile sold 446,600 shares of its common stock in a private placement for $6,140,750 in aggregate amount. From the proceeds, Mercantile paid a commission to its placement agent for the transaction of approximately $307,000, and certain other expenses. Mercantile has invested substantially all of the net proceeds of the private placement in the Bank as a capital contribution. The shares sold in the private placement are being offered by the purchasers under this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC, as required. You may copy and inspect the reports, proxy statements and other information at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's Regional Offices at 7 World Trade Center, New York, New York 10048, or at 500 West Madison Street, Chicago, Illinois 60661. The Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 may also provide, at prescribed rates, copies of such material. The public may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including Mercantile, that file electronically with the SEC. The address of the site is http://www.sec.gov. You may also inspect reports and other information concerning Mercantile at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Mercantile's Web site address is: http://www.mercbank.com.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering terminates:

           (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

           (2) The descriptions of our Common Stock contained in Item 1 of Mercantile's Form 8-A registration statement dated July 9, 1999, filed with the SEC under the Exchange Act on July 15, 1999, including any amendment or report filed for the purpose of updating the description

         You can request copies of these filings at no cost by contacting Robert
B. Kaminski, Senior Vice President and Secretary, in writing at Mercantile Bank Corporation, 216 North Division Avenue, Grand Rapids, Michigan 49503; or by phone at (616) 242-9000.

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.